Exhibit 99.1

HighPeak Energy, Inc. Announces First Quarter 2021 Results

Fort Worth, Texas, May 17, 2021 (GLOBE NEWSWIRE) - HighPeak Energy, Inc. (“HighPeak” or the “Company”) (NASDAQ: HPK) today announced financial and operating results for the first quarter 2021. Presentation slides accompanying this earnings release are available on the Company’s website at www.highpeakenergy.com. The Company completed its business combination on August 21, 2020 and consequently, the following operational and financial data refer to the three months ended March 31, 2021 (the “Successor period”) and the three months ended March 31, 2020 (the “Predecessor period”).

First Quarter 2021 Highlights

●

First quarter 2021 sales volumes of 5,290 barrels of oil equivalent per day (“Boe/d”), including 4,735 barrels of oil per day, or approximately 90% oil, equates to increased production of 270% compared with the first quarter 2020 and 59% compared with average 2021 fourth quarter sales volumes of 3,332 Boe/d.

●

Net income of $4.7 million, or $0.05 per share, compared with a net loss of $4.9 million in the previous quarter. EBITDAX (a non-GAAP measure as defined and reconciled below) of $20.1 million compared with $7.0 million in the previous quarter.

●

First quarter 2021 realized price of $54.01 per Boe compared with an average NYMEX WTI price of $57.84 per barrel and a cash operating margin of $45.83 per Boe, an increase of $16.62 per Boe, or 57%, compared with the fourth quarter 2020. Realized price of $54.01 per Boe was approximately 93% of the average NYMEX WTI price for the quarter.

●	Ended first quarter 2021 with an undrawn revolving credit facility and a $9.6 million cash balance

●

Drilled and completed six operated wells with an average lateral length of ~14,000 feet. At March 31, 2021, two wells were in the process of being drilled and eight wells were in various stages of completion. The Company also participated in one non-operated horizontal well.

●	Drilled two wells on our Signal Peak acreage position including one well in the Wolfcamp C zone and one well in the Wolfcamp D zone. Both wells are currently flowing back and continuing to clean up.

●	Continue to realize operated all-in drill, complete, equip, and facility well costs of approximately $505 per lateral foot.

●	First phase of Company owned produced water system in Flat Top was fully operational. In addition, the Company currently is building out the second phase of the produced water system.

HighPeak Chairman and Chief Executive Officer, Jack Hightower, said, “HighPeak is a growth story. We continue to build production with our one-rig drilling program primarily focused in the Flat Top area. First quarter 2021 production was up 59% compared with the fourth quarter 2020 demonstrating the productivity of our wells despite the effects of winter storm Uri, which decreased our average first quarter production by approximately 880 Boe/d. We grew EBITDA 187% quarter over quarter and exited the quarter with cash on the balance sheet and zero debt. Our production is continuing to increase and during the first half of May we averaged approximately 8,300 Boe/d which is an increase of about 57% compared with our first quarter sales volumes.”

Operational Update

During the first quarter 2021, the Company completed six (6) wells in the Flat Top area including five (5) wells in the Wolfcamp A and one (1) well in the Lower Spraberry. In addition, the Company drilled two wells in its Signal Peak area, including a 7,700-foot lateral in the Wolfcamp C and a 12,900-foot lateral in the Wolfcamp D. The Signal Peak wells were completed after quarter end and are currently flowing back.

Mr. Hightower continued, “We drilled wells into the Wolfcamp C and Wolfcamp D zones in Signal Peak based on the encouraging results of offset operators and historical production in the area. Although these wells just recently began to flowback, we are excited about the additional production and drilling potential of these two zones in our Signal Peak area.”

During the first quarter of 2021, HighPeak’s sales volumes averaged 5,290 Boe per day including 4,735 barrels of oil per day despite the effects of winter storm Uri, which reduced first quarter production by approximately 880 Boe/d.  HighPeak’s 2021 first quarter production stream was 90% oil and 5% natural gas liquids, or 95% liquids.

The Company’s cash operating costs were $11.87 per Boe, including $4.68 per Boe for lease operating expenses and $3.50 per Boe for production and ad valorem taxes. Cash G&A expenses were approximately $1.8 million, or $3.69 per Boe, which represents a reduction of 42% over the previous quarter.

Michael Hollis, HighPeak’s President, said, “We expect to continue to make big strides. We are working on both sides of the margin equation by increasing revenue with the recent signing of long-term oil and gas gathering contracts while reducing operating expenses through our Company-owned water handling system and contracting for the construction of an upgraded electric power distribution system. We are also focused on keeping all-in well capex at or near our current levels, which continues to be peer leading.”

Marketing Contracts and Hedging

In May 2021, the Company signed long-term contracts with affiliates of Delek US Holdings, Inc. (“Delek”) to gather, transport and market oil production from its horizontal wells in our Flat Top area. Delek will install a gathering and transportation network throughout Flat Top, including the installation of LACT units and gathering lines. The oil gathering and transportation network will substantially reduce the Company’s emissions and the use of trucks to transport oil from its central tank batteries, progressing toward the Company’s ESG objectives, and will also result in a higher realized price.

The Company also signed a long-term contract with WTG Gas Processing, L.P. (“WTG”) to gather, process and market the Company’s current and future natural gas production in its Flat Top area. The contract provides the Company with improved natural gas and NGL pricing and allows WTG to expand its current low-pressure gathering system, which will eliminate the need for infield compression, in Flat Top to accommodate the Company’s increased natural gas production volumes based on the current development plan. The WTG contract does not contain minimum volume commitments. Once operational, the expanded natural gas gathering system will reduce flaring and the emission of greenhouse gases.

In April 2021, the Company entered into oil NYMEX WTI derivative financial contracts to hedge 2,500 barrels of oil per day for the period of May 2021 through April 2022 at a swap price of $61.40 per barrel.

Environmental, Social and Governance: Recent and Expected Activities

During the short time since the closing of the business combination in August 2020, the Company has added substantial water infrastructure and is positioned to begin recycling water later in 2021, demonstrating our commitment to the sustainable development of our natural resources. HighPeak has taken several actions through the date of this release and intends to implement additional actions throughout the remainder of 2021 to (i) safeguard the environment, (ii) protect the health and safety of our employees and the communities in which we live and operate and (iii) continue to implement best-in-class governance.

●	Formed an ESG Committee of the Board of Directors in January 2021 with the goal of continual improvement of the sustainable long-term development of the Company’s natural resources.

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Completed the first phase of a water disposal and transfer infrastructure system in the northern portion of the Company’s Flat Top area to reduce truck traffic and environment impact. In the first quarter the Company reduced truck traffic by approximately 11,500 truckloads due to our produced water system. To date, the Company has reduced truck traffic by over 21,000 truckloads. The Company disposed all of its produced fluids into its high-volume horizontal disposal well in the deep Ellenburger formation. This is the first horizontal disposal well in the Ellenburger formation in the Permian Basin.

●	Commenced the buildout extension of the second phase of the Company’s water infrastructure system to the southern portion of its Flat Top area during the second quarter of 2021.

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Signed a preliminary contract to construct a substation and an electrical system upgrade in its Flat Top area, which will reduce emissions associated with infield power generators. In addition, the Company is evaluating the construction and use of renewable power sources for its operations.

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Plan to begin recycling produced water for use in the Company’s drilling and completion activities during 2021, which combined with the increased use of non-potable water, will substantially reduce the Company’s use of fresh water.

●

In May 2021, the Company signed a contract to expand the existing low-pressure gas gathering system in Flat Top without the need for infield compression, which will reduce the need for future flaring under standard operating conditions and the emission of greenhouse gases.

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Signed a contract to build out a gathering system in the Company’s Flat Top area to connect our central tank batteries to LACT units and pipelines, thereby significantly reducing emissions, truck traffic and surface disturbance.

●	The Company had no recordable safety incidents in 2020 or in the first quarter of 2021.

●	Although HighPeak is a “controlled company” under Nasdaq Global listing rules, a majority of the Company’s seven (7) directors are independent.

●	Two (2) of the Company’s directors self-identify as diverse, meeting the proposed Nasdaq Global listing rules.

Mr. Hollis, continued, “In the short time since going public in August 2020 we have made substantial progress with our ESG program. The installation of the water infrastructure network in the northern half of Flat Top coupled with the completion of our high-volume horizontal salt-water disposal well has lowered our disposal costs and has already eliminated over 21,000 truckloads of produced water to date. The signing of our long-term crude oil marketing contract and the subsequent buildout of the gathering and transportation system throughout our Flat Top acreage will further reduce truck traffic. And the signing of our gas marketing and transportation contract with WTG will facilitate the expansion of the low-pressure gas gathering network system throughout our Flat Top area which eliminates the need for infield compression, reduces flaring and the emission of greenhouse gases.”

First Quarter 2021 Financial Results

HighPeak reported net income of $4.7 million for the first quarter of 2021, or $0.05 per diluted share.  EBITDAX (a non-GAAP financial measure as defined and reconciled below) was $20.1 million, or $0.21 per diluted share.

First quarter average realized prices were $58.36 per barrel of oil, $27.82 per barrel of natural gas liquids and $2.23 per Mcf of natural gas, resulting in an overall price of $54.01 per Boe.  HighPeak’s cash operating costs for the first quarter were $11.87 per Boe including lease operating expenses of $4.68 per Boe, production and ad valorem taxes of $3.50 per Boe and cash G&A expenses of $3.69 per Boe.

HighPeak’s first quarter 2021 capital expenditures to drill, complete, equip and provide facilities was approximately $42.5 million.  In addition, the Company incurred capital expenditures of approximately $2.7 million for building water and power infrastructure, land related expenses and other expenses.

At March 31, 2021, the Company had no debt and $9.6 million of cash.  In March 2021, the Company’s borrowing base and bank commitments were increased to $50 million, subject to finalization of customary documentation.

2021 HighPeak Priorities

●	Significant production and reserves growth while maintaining a conservative balance sheet

●	Continued focus on low-cost structure by aggressively managing DCE&F, LOE and G&A

●	Sustain leading EBITDAX margins driven by high oil cuts and low-cost structure

●	Committed to continued improvement of our environmental, social and governance metrics

Conference Call

HighPeak Energy will host a conference call and webcast on Tuesday, May 18, 2021 at 10:00 a.m. Central Time for investors and analysts to discuss its results for the first quarter of 2021 as well as provide an overview of recent activities and its 2021 operating plan.  Conference call participants may call (833) 362-0226 (United States/Canada) or (914) 987-7683 (International) and enter confirmation code 3297183.  A live broadcast of the earnings conference call will also be available on the HighPeak Energy website at www.highpeakenergy.com under the “Investors” section of the website. A replay will also be available on the website following the call.

When available, a copy of the Company’s earnings release, investor presentation and Quarterly Report on Form 10-Q can be found on its website at www.highpeakenergy.com.

About HighPeak Energy, Inc.

HighPeak Energy, Inc. is a publicly traded independent oil and natural gas company, headquartered in Fort Worth, Texas, focused on the acquisition, development, exploration and exploitation of unconventional oil and natural gas reserves in the Midland Basin in West Texas. For more information, please visit our website at www.highpeakenergy.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. When used in this document, the words "believes," "plans," "expects," "anticipates," "forecasts," "intends," "continue," "may," "will," "could," "should," "future," "potential," "estimate" or the negative of such terms and similar expressions as they relate to HighPeak Energy, Inc. ("HighPeak Energy," the "Company" or the “Successor”) are intended to identify forward-looking statements, which are generally not historical in nature. The forward-looking statements are based on the Company's current expectations, assumptions, estimates and projections about the Company and the industry in which the Company operates. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond the Company's control.

These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, the impact of a widespread outbreak of an illness, such as the coronavirus disease 2019 (“COVID-19”) pandemic, on global and U.S. economic activity, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company's drilling and operating activities, access to and availability of transportation, processing, fractionation, refining and storage facilities, HighPeak Energy's ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to any credit facility and derivative contracts entered into by HighPeak Energy, if any, and purchasers of HighPeak Energy's oil, natural gas liquid and natural gas production, uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying forecasts, including forecasts of production, expenses, cash flow from sales of oil and gas and tax rates, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks and acts of war or terrorism. These and other risks are described in the Company's Annual Report on Form 10-K filed with the SEC on March 15, 2021 (the “Annual Report”) and other filings with the SEC. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse effect on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. See "Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations," "Part I, Item 3. Quantitative and Qualitative Disclosures About Market Risk" and "Part II, Item 1A. Risk Factors" in our Quarterly Report on Form 10-Q for the period ended March 31, 2021, "Risk Factors,” “Business and Properties,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk” in the Company’s Annual Report,  for a description of various factors that could materially affect the ability of HighPeak Energy to achieve the anticipated results described in the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no duty to publicly update these statements except as required by law.

HighPeak Energy, Inc.
Summary Balance Sheet Data (Unaudited)
(In thousands)

	March 31, 2021	December 31, 2020
Cash and cash equivalents	$9,368	$19,552
Other current assets	18,160	13,743
Oil and natural gas properties, net	535,010	502,636
Other assets	1,789	1,999
Total assets	$564,327	$537,930

Current liabilities	$34,805	$22,435
Long-term debt	-	-
Other long-term liabilities	42,546	41,269

Stockholders' equity
Common stock	9	9
Additional paid-in capital	589,432	581,426
Accumulated deficit	(102,465)	(107,209)
Total stockholders' equity	486,976	474,226
Total liabilities and stockholders' equity	$564,327	$537,930

HighPeak Energy, Inc.
Condensed Consolidated and Combined Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
	Successor	Predecessor
Operating Revenues:
Crude oil sales	$24,870	$4,524
Natural gas and NGL sales	847	99
Total operating revenues	25,717	4,623
Operating Costs and Expenses:
Oil and natural gas production	2,227	2,389
Production and ad valorem taxes	1,664	308
Exploration and abandonments	191	3
Depletion, depreciation and amortization	12,963	3,356
Accretion of discount on asset retirement obligations	35	34
General and administrative	1,759	2,861
Stock based compensation	966	-
Total operating costs and expenses	19,805	8,951
Income (loss) from operations	5,912	(4,328)
Interest income	1	-
Interest expense	(54)	-
Other expense	-	(76,503)
Income (loss) before income taxes	5,859	(80,831)
Income tax expense	1,115	-
Net income (loss)	$4,744	$(80,831)
Earnings per share:
Basic net income	$0.05
Diluted net income	$0.05

Weighted average shares outstanding:
Basic	92,592
Diluted	95,482

HighPeak Energy, Inc.
Condensed Consolidated and Combined Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended March 31,
	2021	2020
	Successor	Predecessor
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$4,744	$(80,831)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Exploration and abandonment expense	49	3
Depletion, depreciation and amortization expense	12,963	3,356
Accretion expense	35	34
Stock based compensation expense	966	-
Amortization of debt issuance costs	29	-
Loss on terminated acquisition	-	76,500
Deferred income taxes	1,115	-
Changes in operating assets and liabilities:
Accounts receivable	(9,193)	1,019
Inventory and other current assets	(12)	(834)
Accounts payable and accrued liabilities	677	6,781
Net cash provided by operating activities	11,373	6,028
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to oil and natural gas properties	(44,875)	(47,658)
Changes in working capital associated with oil and natural gas property additions	13,263	8,933
Acquisitions of oil and natural gas properties	(309)	(3,333)
Issuance of notes receivable	-	(3,982)
Other property additions	-	(50)
Extension payment on acquisition	-	(11,000)
Net cash used in investing activities	(31,921)	(57,090)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercises of warrants	5,466	-
Proceeds from subscription receivable from exercises of warrants	3,596	-
Proceeds from exercises of stock options	1,574	-
Debt issuance costs	(2)	-
Contributions from partners	-	54,000
Net cash provided by financing activities	10,634	54,000
Net (decrease) increase in cash and cash equivalents	(9,914)	2,938
Cash and cash equivalents, beginning of period	19,552	22,711
Cash and cash equivalents, end of period	$9,638	$25,649

HighPeak Energy, Inc.
Operating Highlights (Unaudited)

	Three Months Ended March 31,
	2021	2020
	Successor	Predecessors
Sales Volumes:
Oil (Bbls)	426,180	110,977
NGLs (Bbls)	26,449	12,178
Natural gas (Mcf)	141,091	40,540
Total (Boe)	476,144	129,912

Daily Sales Volumes:
Oil (Bbls/d)	4,735	1,220
NGLs (Bbls/d)	294	134
Natural gas (Mcf/d)	1,568	445
Total (Boe/d)	5,290	1,428

Revenues (in thousands):
Oil sales	$24,870	$4,524
NGL and natural gas sales	847	99
Total Revenues	$25,717	$4,623

Average sales price:
Oil (per Bbl)	$58.36	$40.76
NGL (per Bbl)	27.82	12.29
Natural gas (per Mcf)	2.23	0.07
Total (per Boe)	$54.01	$35.58

Weighted Average NYMEX WTI ($/Bbl)	$58.75	$40.94
Weighted Average NYMEX Henry Hub ($/Mcf)	2.73	1.90
Realization to benchmark
Oil (per Bbl)	99%	100%
Natural gas (per Mcf)	82%	4%

Operating Costs and Expenses (in thousands):
Lease operating expenses	$2,227	$2,389
Production and ad valorem taxes	1,664	308
Depletion, depreciation and amortization	12,963	3,356
General and administrative expenses	1,759	2,861

Operating costs per Boe:
Lease operating expenses	$4.68	$18.39
Production and ad valorem taxes	3.50	2.37
Depletion, depreciation and amortization	27.22	22.03
General and administrative expenses	3.69	25.83

HighPeak Energy, Inc.
Reconciliation of Net Income (Loss) to EBITDAX (Unaudited)
(in thousands)

	Three Months Ended March 31,
	2021	2020
	Successor	Predecessor
Net income (loss) attributable to common stockholders	$4,744	$(80,831)
Income tax expense	1,115	-
Depletion, depreciation and amortization	12,963	3,356
Stock based compensation	966	-
Exploration and abandonment expense	191	3
Accretion on asset retirement obligation	35	34
Interest income	(1)	-
Interest expense	54	-
Other expense (loss on terminated acquisition)	-	76,503
EBITDAX	$20,067	$(935)

Investor Contact:

Ryan Hightower

Vice President, Business Development

817.850.9204

rhightower@highpeakenergy.com

Source: HighPeak Energy, Inc.